Exhibit (m)(1)(A)

John Hancock Distributors, LLC
601 Congress Street
Boston, MA 02210

July 1, 2016

To the Trustees of

John Hancock Variable Insurance Trust

601 Congress Street

Boston, MA 02210

Re:	Voluntary Rule 12b-1 Fee Waivers Series II Shares –
American Growth Trust,
American Growth and Income Trust,
American International Trust,
American Asset Allocation Trust,
American New World Trust,
American Global Growth Trust,
each a series of John Hancock Variable Insurance Trust

John Hancock Distributors, LLC (the “Distributor”), with reference to the Distribution Agreement dated January 1, 2002, entered into by and between the Distributor and John Hancock Variable Insurance Trust (the “Trust”), on behalf of each series of the Trust hereby notify you and the Trust as follows:

1.	Effective July 1, 2016 the Distributor voluntarily agrees to reduce its Rule 12b-1 fee for the Series II shares of each of the funds listed below (each a “Fund”) to the annual rates set for below. This voluntary reduction in Rule 12b-1 fees will continue in effect until terminated at any time by the Distributor on notice to the Trust.

Fund	Series II Rule 12b-1 Fee

American Growth Trust	0.66%
American Growth and Income Trust	0.68%
American International Trust	0.73%
American Asset Allocation Trust	0.69%
American New World Trust	0.68%
American Global Growth Trust	0.67%

2.	The Distributor understands and intends that the Trust will rely on this undertaking in overseeing the preparation and filing with the Securities and Exchange Commission of post-effective amendments to the Trust’s and each Fund’s Registration Statements on Form N-1A and in accruing each Fund’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and each expressly permits and consents to such reliance.

Very truly yours,

JOHN HANCOCK DISTRIBUTORS, LLC

By:	/s/ Jeff Long
Jeff Long,
Chief Financial Officer and Financial Operations Principal